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Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                       Contact: Mitzy Ferguson
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: mitzy@hudsonsgrill.com

               Hudson's Grill Announces The Signing
            of a Non-Binding Letter of Intent to Merge
                 and David L. Osborn's Resignation

Hudson's Signs Non-Binding Letter of Intent to Merge
Friday, December 3, 1999

Dallas, TX -- Hudson's Grill of America, Inc., based in Dallas, Texas, announced today that it had signed a non-binding letter of intent to merge into Overland Beverage Distributing, Inc. (a non-public company recently formed to distribute beverages). Representatives from Overland will contact existing and potential creditors of the Company in an effort to exchange stock and warrants in the merged company for the cancellation of existing and contingent debts. If Overland's representatives are able to obtain agreements from the Company's current and contingent creditors to accept equity in the newly merged company, then Overland plans to proceed with the merger. If the merger proceeds according to the letter of intent, the Company will do a 1 for 4 reverse stock split and then issue 5,000,000 shares to Overland to effect the merger. The newly merged company would not include Hudson's Grill International, Inc., which is currently a subsidiary of the Company. Hudson's Grill International will be spun off to the current shareholders of the Company as a separate, publicly held entity.

     Additionally, Hudson's announced that effective December 31, 1999, David L. Osborn, the Company's President and also one of its directors, had resigned as President and director of the Company. Mr. Osborn will stay on as an interim President of the Company's subsidiary, Hudson's Grill International, until its stock registration has become effective and the subsidiary is spun off to the Company's shareholders. The Company's directors will manage the Company until a replacement can be found.

     The Company also announced that it had settled a lawsuit with the landlord of a Whittier, California, site that the Company formerly had leased. The suit also involved another guarantor of the lease, who will pay the settlement of $400,000. The Company has no specific obligation to the guarantor but likely will issue stock to the guarantor for paying the settlement. Additionally, the Company recently has put up its Dallas, Texas, restaurant subsidiary for sale; if not sold in the next several months, it will be closed down.

    Hudson's Grill of America is publicly traded over the counter under the NASDAQ symbol HDSG.